Exhibit 10.1
ADDENDUM
TO
AMENDED AND RESTATED PATENT ACCESS AGREEMENT:
REDUCTION OF ROYALTIES WITH RESPECT TO SPL TERRITORY
     THIS ADDENDUM (“Addendum 1”) is made as February 18, 2009, among (1) Sucampo AG, a corporation organized and existing under the laws of Switzerland and having its principal office at Graben 5, CH-6300 Zug, Switzerland (“SAG”), (2) Sucampo Pharmaceuticals, Inc., a corporation organized and existing under the laws of the state of Delaware, U.S.A. and having its principal office at 4520 East West Highway, 3rd Floor, Bethesda, MD 20814, U.S.A. (and as of December 29, 2008, d/b/a Sucampo Pharma Americas, Inc.) (“SPI”), (3) Sucampo Pharma, Ltd., a corporation organized and existing under the laws of Japan and having its principal office at 2-2-16 Sonezakishinchi, Kita-Ku, Osaka, Japan 530-0002 (“SPL”), and (4) Sucampo Pharma Europe, Ltd., a corporation organized and existing under the laws of the United Kingdom and having its principal office at John Eccles House, Robert Robinson Avenue, Oxford Science Park, Oxford, OX4 4GP U.K. (“SPE”) (each referred to herein as a “party” and collectively as the “parties”).
     WHEREAS, the undersigned are parties to that certain Amended and Restated Patent Access Agreement of June 30, 2006 (the “Agreement”), which governs among other things, the amount of the patent and know-how royalties payable to SAG by the other parties as consideration for licenses granted by SAG;
     WHEREAS, regarding Lubiprostone Products, it has become evident that due to current lower approved prices and higher distribution costs than expected as of the date of the Agreement, it would not be profitable to distribute Lubiprostone Products in certain countries of the SPL Territory at the patent and know-how royalties initially set forth in the Agreement; and
     WHEREAS, Section 12.3 of the Agreement states that the Agreement cannot be modified in any manner, except by an instrument in writing signed on behalf of each of the parties;
     NOW, THEREFORE, the parties hereto agree that:
Addendum 1, Article 1:
Section 3.2 and 3.3 of the Agreement shall be modified as follows:
     Section 3.2 Patent Royalty. In consideration of the licenses granted in Section 2.1, each Operating Company shall pay to SAG, on a country-by-country basis, the following royalties on Net Sales of Licensed Products in such Operating Company’s respective Territory:
(a) With respect to Net Sales of Licensed Products for which the manufacture, use or sale of such Licensed Products is covered by an Unexpired patent that is included in the Original Patents:

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i.	During the period from the first commercial sale of such Licensed Product until such time as all of the Pre-IPO Patents (as defined below) that would be infringed by the sale of such Licensed Product have Expired in the country of sale, four and one-half percent (4.5%); (provided that, with respect to Net Sales of Lubiprostone Product by SPI, its Affiliates and sublicensees in the SPI Territory and by SPL its Affiliates and sublicensees in the SPL Territory, such rate shall be two and two-tenths percent (2.2%)); and

ii.	If applicable, thereafter until such time as all of the remaining Licensed Patents that would be infringed by the sale of such Licensed Product have Expired in the country of sale, two and one-quarter percent (2.25%) (provided that, with respect to Net Sales of Lubiprostone Product by SPI, its Affiliates and sublicensees in the SPI Territory and by SPL its Affiliates and sublicensees in the SPL Territory, such rate shall be one and one-tenth percent (1.1%)).
     For purposes of this Section 3.2, a “Pre-IPO Patent” means a Licensed Patent which was owned by or licensed (with right of sublicense) to SAG on or before the Effective Time, and all reissues, continuations, continuations-in-part, extensions, reexaminations, and foreign counterparts thereof. Upon expiration of the royalty obligation set forth in this Section 3.2, such Operating Company’s license under Section 2.1 shall continue on a fully-paid and royalty-free basis.
Section 3.3 SAG Know-How Royalty.
(a) In consideration of the licenses granted in Section 3.3(a), each Operating Company shall pay to SAG, on a country-by-country basis, a royalty of two percent (2%) of Net Sales of Licensed Products in such Operating Company’s respective Territory (provided that, with respect to Net Sales of Lubiprostone Product by SPI, its Affiliates and sublicensees in the SPI Territory and by SPL its Affiliates and sublicensees in the SPL Territory, such rate shall be one percent (1%)).
(b) The royalty obligation set forth in (a) shall continue, on a country-by-country basis, until the fifteenth anniversary of the first commercial sale of the Licensed Products. Upon expiration of such royalty obligation, such Operating Company’s license under Section 2.2 shall continue on a fully-paid and royalty-free basis.
Addendum 1, Article 2:
All other sections of the Agreement remain unchanged.
(signature page to follow)

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     IN WITNESS WHEREOF, each of the parties has caused this Addendum 1 to the Patent Access and Data Sharing Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

SUCAMPO AG		SUCAMPO AG

BY:	/s/ Eric Buis	BY:	/s/ Reto Steiger

	Dr. Eric Buis		Reto Steiger
	Director		Director

SUCAMPO PHARMACEUTICALS, INC.		SUCAMPO PHARMA, LTD.

BY:	/s/ Gayle R. Dolecek	BY:	/s/ Gayle R. Dolecek

	Gayle R. Dolecek		Gayle R. Dolecek
	Sr. VP of R&D		Director

SUCAMPO PHARMA EUROPE LIMITED

BY:	/s/ Gayle R. Dolecek

Gayle R. Dolecek
Director